Exhibit 10.1

September 1, 2005

Board of Directors

World Health Alternatives, Inc.

777 Penn Center Boulevard

Pittsburgh, PA 15235

Members of the Board of Directors:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal, LLC (“A&M”) and World Health Alternatives, Inc. (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M.

1.	Description of Services

a.	Officers. In connection with this engagement, A&M shall make available to the Company:

1.	Scott Phillips will lead the project for A&M and serve as the Chief Restructuring Officer (the “CRO”);

2.	David Friend, MD to serve as an Executive Officer serving as technical advisor focused on stabilizing the company and developing strategic alternatives to address the existing crises;

3.	Scott Phillips and David Friend will constitute the A&M Team (together with the Additional Officers (as defined below) the “Team”); and

4.	Upon the mutual agreement of A&M and the Board of Directors of the Company (the “Board”), such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the “Additional Officers”). Such Additional Officers shall be designated by the Company as executive officers.

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

b.	Duties.

(i)	The Team shall provide Interim Management services designed to manage / stabilize the core business operations;

(ii)	The CRO and Dr. Friend, together with any Additional Officers, in cooperation with the Interim Chief Executive Officer of the Company (the “CEO”), shall perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, provided by the Company to its creditors, including without limitation its short and long-term projected cash flows;

(iii)	The CRO shall assist in the identification of cost reduction and operations improvement opportunities;

(iv)	The CRO shall assist the CEO in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company’s various business lines;

(v)	The CRO shall serve as the principal contact with the Company’s creditors with respect to the Company’s financial and operational matters; and

(vi)	The CRO shall perform such other services as requested or directed by the Board and CEO and agreed to by such officer.

c.	Reporting. The CRO shall report to the Board.

d.	Employment by A&M. The Team will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the Team shall operate under the direction of the Board.

e.	Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the Team may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

from those projections and other forward-looking statements. In addition, the Team will be relying on information provided by other members of the Company’s management in the preparation of those projections and other forward-looking statements. Neither the Team, nor A&M makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents including the bankruptcy court. Further, neither the Team, nor A&M assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such officer assists in formulating and presenting to the Board, and the Team shall be responsible for implementation only of the proposal or alternative approved by the Board and the bankruptcy court and only to the extent and in the manner authorized and directed by the Board and the bankruptcy court.

f.	Additional Duties and Responsibilities. Upon the mutual agreement of the Company and A&M, and subject to bankruptcy court approval if necessary, A&M may provide such additional personnel as the Company may request to assist in performing other services as may be agreed to, on such terms and conditions and for such compensation as the Company and A&M shall agree.

2.	Compensation

a.	Professional fees for the services of the Team detailed above shall be based on our standard hourly rates and billed at the rate of $125,000 per month (the “Fixed Monthly Fee”). Our standard hourly rates by staff level are as follows:

Managing Director	$525 to $600 per hour
Director	$350 to $475 per hour
Associate	$225 to $300 per hour
Analyst	$125 to $175 per hour

Standard fees in excess of $125,000 in any month for the services of the Team will not be billed to the Company.

Our Fixed Monthly Fee shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

b.	In addition to the Fixed Monthly Fee, the Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services hereunder, in addition to the compensation set forth above. To establish such incentive compensation, A&M and the Company will seek to reach agreement within thirty days from the date hereof on the amount of such incentive compensation and the terms on which it shall be payable. It is understood by A&M and the Company that:

(i)	No incentive compensation shall be paid to A&M if the Company enters into an executed agreement to sell, merge or liquidate the company prior to January 1, 2006, and

(ii)	The amount of the incentive compensation, if payable, shall be fixed at between $800,000.00 and $1,000,000.00.

If no written agreement is reached with respect to the amount or terms upon which any incentive is to be paid, no such incentive compensation shall be owed.

c.	In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the Team, and if applicable, other A&M personnel, incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation, enforcement and approval of this agreement. All fees and expenses due to A&M will be billed on a monthly basis or, at A&M’s discretion, more frequently.

d.	The Company shall promptly remit to A&M a retainer in the amount of $150,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

3.	Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days’ written notice to the other party. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). The Company may immediately terminate A&M’s services

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 7.

For purposes of this Agreement, “Cause” shall mean if (i) the CRO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CRO willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of A&M’s or the CRO material obligations under this Agreement which is not cured within 15 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach. For purposes of this Agreement, termination for “Good Reason” shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 15 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

4.	No Audit, Duty to Update.

It is understood that the Team and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The Team and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.

5.	No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates.

The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts.

A&M is not currently aware of any relationship (i) that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware or (ii) that would preclude us from being a “professional person” under Sections 327 and 330 of the United States Bankruptcy Code. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

7.	Confidentiality / Non-Solicitation.

The Team and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel, provided that A&M provides written notice to the Company prior to disclosure; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Company on behalf of itself and any successor-in-interest to the Company agrees not to solicit, recruit or hire any employees of A&M that provided services to the Company effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. Should the Company or any successor-in-interest to the Company extend offers of employment to or otherwise engage any A&M employee that provided services to the Company (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

a fee based upon such individual’s hourly rates multiplied by an assumed annual billing of 2,000 hours. This fee would be payable at the time of the individual’s acceptance of employment from the Company.

8.	Indemnification.

The Company shall indemnify the Team to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Team. The Team shall be covered as an officer under the Company’s existing director and officer liability insurance policy. The Company shall also maintain any such insurance coverage for the Team for a period of not less than two years following the date of the termination of such officer’s services hereunder; provided, however, that if the Company files a petition in bankruptcy or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding or if a petition in bankruptcy is filed against it, then the Company shall use its best efforts to obtain such insurance coverage or comparable coverage. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Team’s rights hereunder. The indemnity provisions detailed in the attached Indemnification Agreement, dated September 1, 2005, are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

9.	Miscellaneous.

This Agreement (together with the attached indemnity provisions) shall be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

World Health Alternatives, Inc., Retention Agreement, September 1, 2005

Very truly yours,

Alvarez & Marsal, LLC

By:	/s/ Scott K. Phillips
Scott K. Phillips
Managing Director

ACCEPTED AND AGREED:

World Health Alternatives, Inc.

By:	/s/ John Sercu
John Sercu, Interim CEO